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                                   EXHIBIT 99





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MONTEREY BAY BANCORP
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FOR IMMEDIATE RELEASE
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                      MONTEREY BAY BANCORP, INC. ANNOUNCES
                       CONSUMMATION OF DEPOSIT ASSUMPTION


                                                Common Stock Symbol: MBBC
                                                Nasdaq National Market

December 10, 1996

      Monterey Bay Bank (the "Bank"), a wholly-owned subsidiary of Monterey Bay Bancorp, Inc. ("Monterey Bay") today announced that it has consummated its previously- announced agreement to assume approximately $102 million in deposits from Fremont Investment & Loan ("Fremont"). These deposits were located in the Monterey and Salinas, California offices of Fremont.

      Marshall G. Delk, President of Monterey Bay, stated that "I am very pleased to have completed this transaction. Already having offices in both Monterey and Salinas allows the bank to service our new depositors in a seamless fashion. Monterey Bay Bank is dedicated to becoming the premier financial organization in the greater Monterey Bay area, with this being another step toward that goal."

      Monterey Bay Bancorp, Inc. and Monterey Bay Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville, six (6) full service branches located in Watsonville, Gilroy, Prunedale, Salinas, and Monterey and one (1) real estate office located in Salinas, California. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

Contact:    Marshall G. Delk
            President and Chief Operating Officer
            Monterey Bay Bancorp, Inc.
            (408) 722-3885